Exhibit 99.1

THE OTOE-MISSOURIA TRIBE OF INDIANS AND

SOUTHWEST CASINO CORPORATION ANNOUNCE ENTRY INTO

GAMING MANAGEMENT AGREEMENT

RED ROCK, OKLAHOMA AND MINNEAPOLIS, MINNESOTA – March 29, 2006. The Otoe-Missouria Tribe of Indians and Southwest Casino Corporation (OTCBB: SWCC) announced today that, on March 24, 2006, the Tribe entered into a Gaming Management Agreement with Southwest Casino and Hotel Corp., a wholly-owned subsidiary of Southwest Casino Corporation, for the Tribe’s Seven Clans Paradise Casino near Ponca City, Oklahoma. Under the terms of the Gaming Management Agreement, which must be approved by the National Indian Gaming Commission (NIGC) before it becomes effective, Southwest will have exclusive management responsibility for the Seven Clans Paradise Casino and will receive management fees equal to 20 percent of the net revenue from gaming and non-gaming activity at the facility. Southwest will also assist the Tribe in its efforts to refurbish and expand the casino. The management agreement runs for 5 years beginning on the first day that Southwest begins management of the facility.

Michael Harwell, Chairman of the Otoe-Missouria Tribe, said “we are pleased to have Southwest agree to provide professional management to our casino. With Southwest’s assistance, we look forward to continuing to develop gaming and management skills within the Tribe, skills that will help our gaming and non-gaming economic development plans succeed.”

“We are excited about the opportunity to work with the Otoe-Missouria Tribe.” added James Druck, Southwest’s CEO, “We will use our management expertise to improve casino operations, enhance the customer’s gaming experience, and in so doing, increase gaming revenue and help the Tribe achieve its economic development goals.”

About the Otoe-Missouria Tribe’s Seven Clans Paradise Casino

The Otoe-Missouria Tribe’s Seven Clans Paradise Casino is located near the Tribal Campus at Red Rock on Highway 177, just south of Ponca City and north of Stillwater, Oklahoma. The casino features more than 400 gaming machines and will be adding blackjack and poker tables by May. The Seven Clans Paradise casino is owned and operated by the Otoe-Missouria Tribe of Oklahoma and has approximately 140 employees.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States. Southwest owns and operates three casinos in Cripple Creek, Colorado and provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest owns a 50 percent membership interest in North Metro Harness Initiative, LLC, which holds licenses to develop and operate a harness racetrack in Columbus Township in the Twin Cities Metropolitan Area. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release may contain forward-looking statements, including statements regarding Southwest’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially. Those risks include all risks described in the Company’s periodic reports field with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Michael Harwell	James B. Druck
	Chairman	Chief Executive Officer
	Otoe-Missouria Tribe of Indians	Southwest Casino Corporation
	Telephone: 580-763-4158	Telephone: 952-853-9990